Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

I.Description of Share Capital

Enel Generación Chile S.A., formerly known as Empresa Nacional de Electricidad S.A. (“Enel Generación” or the “Company”) is an open stock corporation organized under the laws of the Republic of Chile.

Set forth below is certain information concerning the Company’s share capital and a brief summary of certain significant provisions of Chilean law and the Company’s bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or the certificate of incorporation and the bylaws of a company incorporated in the United States, and by the Chilean Corporations Law  (Law No. 18,046). Since April 2019, the Company’s bylaws no longer refer to D.L. 3500, or the Pension Fund System Law. In accordance with the Chilean Corporations Law, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (Ch$ 142 million as of December 31, 2019)  do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the Comisión para el Mercado Financiero  (the “CMF”) under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Law. These two laws state the disclosure requirements, restrictions on insider trading and price manipulation, and provide protection to minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Law and the Securities Market Law, both as amended, state rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

Enel Generación is a publicly held stock corporation incorporated under the laws of Chile. The Company was incorporated by public deed issued on December 1, 1943, by the Santiago Notary Public, Mr. Luciano Hiriart C. The Company’s existence and bylaws were approved by Decree 97 of the Ministry of Finance on January 3, 1944. An excerpt of the bylaws was registered on page 61 No. 62, and the Decree was registered on page 65 (vuelta) No. 63 of the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio

de Santiago), on January 17, 1944. The Company is registered with the CMF under the entry number 0114. The Company was also registered with the United States Securities and Exchange Commission under the commission file number 001‑13240 on July 26, 1994.

Corporate Objectives and Purposes

Article 4 of the Company’s bylaws states that the Company’s corporate objectives and purposes are, among other things, to engage in the production, transportation, distribution and supply of electric power, as well as to provide engineering consulting services, whether directly or through other companies.

Board of Directors

Since the date of the Company’s General Shareholders’ Meeting (“GSM”)  held on April 26, 2019, the Board of Directors has consisted of five members appointed by the shareholders at the GSM for a three-year term, at the end of which they will be re-elected or replaced.

The five directors elected at the GSM are the five individual nominees who receive the highest majority of the votes. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees.

The effect of these voting provisions is to ensure that a shareholder owning at least one sixth of the Company’s shares is guaranteed to be able to elect a member of the Board. Depending on the distribution of the rest of the votes at the GSM, a director may in some cases be elected with the votes of less than one sixth of the Company’s shares. This number is derived from the reciprocal of the number of directors plus one. In the Company’s case, there are five directors, and the reciprocal of six is one sixth.

The compensation of the directors is established annually at the GSM.

Agreements entered into by the Company with related parties can only be executed when such agreements serve the Company’s interest, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Law.

Certain Powers of the Board of Directors

The Company’s bylaws do not contain provisions related to:

•the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•borrowing powers exercisable by the directors and how such borrowing powers can be changed;

•retirement or non-retirement of directors under an age limit requirement; or

•number of shares, if any, required for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

As of the date of this Report, the Company’s capital is comprised of only one class of shares, all of which are common shares and have the same rights.

The Company’s bylaws do not contain any provisions related to:

•redemption provisions;

•sinking funds; or

•liability for capital reductions by the Company.

Under Chilean law, the rights of the Company’s shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “Shareholders’ Meetings and Voting Rights”.

Capitalization

Under Chilean law, only the shareholders of a company acting at an Extraordinary Shareholders’ Meeting (“ESM”) have the power to authorize a capital increase. When an investor subscribes shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The Chief Executive Officer, or the person replacing him, will reduce the number of shares in the name of the debtor shareholder in the shareholders’ register to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after the expenses.

When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which may not exceed three years from the date of such meeting, unless a stock option plan is approved, in which case the period to pay for the shares under such plan may be up to five years), these shall be reduced in the non-subscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes the Board not to do so

(by two-thirds of the voting shares), in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively collected.

As of December 31, 2019, the Company’s subscribed and fully paid capital totaled Ch$ 553 billion and consisted of 8,201,754,580 shares.

Preemptive Rights and Increases of Share Capital

With the exception of capital increases needed to carry out a merger, Chilean law requires Chilean publicly held stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares, or any other securities convertible into shares or that confer future rights over shares, to maintain their existing ownership percentage of such company whenever such company issues new shares, or any other securities convertible into shares or that confer future rights over shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a 30‑day period. The options to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares, should be offered, at least once, to the shareholders pro rata based on the number of shares held registered in their name at midnight on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30‑day period for exercising them shall be communicated through the publication of a prominent notice, at least once, in the newspaper used for notifications of shareholders’ meetings. During such 30‑day period, and for an additional period of at least 30 days immediately following the initial 30‑day period, if any, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms that are more favorable than those offered to their shareholders. At the end of the second 30‑day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean stock exchanges.

Shareholders’ Meetings and Voting Rights

A GSM must be held within the first four months following the end of the Company’s fiscal year. An ESM may be summoned by the Board of Directors when deemed appropriate, an ESM or GSM, as the case may be, must be summoned when requested by shareholders representing at least 10% of the issued shares with voting rights, or by the CMF. To convene a GSM or an ESM, notice must be given three times in a newspaper located in the Company’s corporate domicile. The newspaper designated by the Company’s shareholders is El Mercurio de Santiago. The first notice must be published not less than 15 days and no more than 20 days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, the CMF and the Chilean stock exchanges.

The GSM is held on the day stated in the notice and should remain in session until having exhausted all the matters stated in the notice. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to suspend it and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes. Only those shareholders who were present or represented may attend the recommencement of the meeting with voting rights.

Under Chilean law, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. This second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting, unless a higher majority is required, as described below.

Regardless of the quorum present, the vote required to adopt any of the following actions is at least two-thirds of the outstanding shares with voting rights at an ESM called to approve these matters:

•a transformation of the company into a form other than a publicly held stock corporation under the Chilean Corporations Law, a merger or split-up of the company;

•an amendment to the term of duration or early dissolution of the company;

•a change in the company’s domicile;

•a decrease of corporate capital;

•an approval of capital contributions in kind and non-monetary assessments;

•a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•a reduction in the number of members of the Board of Directors;

•a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan that contemplates the disposition of assets in an amount greater that such percentage;

•the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares which results in the parent company losing its position as controlling shareholder;

•the form of distributing corporate benefits;

•issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the Board of Directors is deemed sufficient;

•the purchase of the company’s own shares;

•other actions established by the bylaws or the laws;

•certain remedies for the nullification of the company’s bylaws;

•inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; and

•approval or ratification of acts or contracts with related parties.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

Chilean law does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation and its subsidiaries within the 15‑day period before its scheduled shareholders’ meetings. Under Chilean law, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, indicating how to complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the Company’s website. In the case of an GSM, the Company’s annual report of activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: www.enelgeneracion.cl.

The Chilean Corporations Law provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. In accordance with Article 136 of the Chilean Corporations Regulation (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing at least 10% of the shares issued with voting rights may:

•make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation. These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report. The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30 days after its ending; or

•make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders. The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10 days prior to the date of dispatch of the information by the company.

The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be. The observations referred to in Article 136 may be made separately by each shareholder holding at least 10% of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Law provides that whenever the Board of Directors of a publicly held stock corporation convenes an GSM or ESM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning at least 10% of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with the Company as of midnight on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given for all the shares held by the owner. The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by Chilean law or the Company’s bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of Enel Generación common stock represented by American Depositary Shares (“ADSs”), and evidenced by outstanding ADSs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADS directly. The Deposit Agreement contains provisions pursuant to which the Depositary has agreed to request instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of Enel Generación common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under Chilean law and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board of Directors or to a person designated by the Chairman of the Board of Directors to vote) the shares of Enel Generación common stock represented by the ADSs in accordance with any such instruction. The Depositary shall not itself exercise any voting discretion over any shares of Enel Generación common stock underlying ADSs. If no voting instructions are received by the Depositary from a holder of ADSs with respect to the shares of Enel Generación common stock represented by the ADSs, on or before the date established by the Depositary for such purpose, the shares of Enel Generación common stock represented by the ADSs, may, in some situations, be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Law, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all publicly held stock corporations must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent the Company have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the GSM.

For any dividend in excess of 30% of net income, a publicly held stock corporation may grant an option to its shareholders to receive those dividends in cash, or in shares issued by such publicly held stock corporation or in shares of publicly held corporations owned by such company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends, which are declared but not paid within the appropriate time period set forth in the Chilean Corporations Law (30 days after declaration for minimum dividends, and the date set for payment at the time of declaration for additional dividends) are adjusted to reflect the change in the value of the UF from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred to the volunteer fire department.

In the event of the Company’s liquidation, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit the Company’s consolidated financial statements to the shareholders annually for their approval. If the shareholders at the shareholders’ meeting reject the financial statements by a vote of a majority of shares present (in person or by proxy), the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting.

Directors who individually approved such financial statements are disqualified for reelection for the following period. The Company’s shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Capital Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies that publicly offer their shares or convertible securities and which offer is made to shareholders to purchase their shares under conditions that allow the bidder to reach a certain percentage of ownership of the company within a fixed period. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

No provision in the Company’s bylaws discriminates against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. Additionally, the Company’s bylaws do not establish any ownership limit applicable to any shareholder.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule No. 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or financial results depend on, or are conditioned in whole or in a significant part on the price of such shares, must be reported to the CMF and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular No. 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean stock exchanges:

•any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•any direct or indirect acquisition of shares made by a holder who, due to an acquisition of shares of such publicly held stock company, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock company’s subscribed capital;

•any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation; and

•any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean stock exchanges if such acquisitions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule No.104 enacted by the CMF, unless the tender offer regulation applies, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Law provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement. In case of a bankruptcy proceeding, the withdrawal right arising from an adopted resolution is suspended until the existing debt has been paid.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30 days following the shareholders’ meeting. Shareholders present or represented at the meeting and who abstain in exercising their voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in their name on the date on which the right is determined to participate in the meeting at which the resolution is adopted that motivates the withdrawal and which remains on the date on which their intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean stock exchanges is the weighted average of the sales prices for the shares as reported on the Chilean stock exchanges on which the shares are quoted for the 60-trading-day period between the ninetieth and the thirtieth trading day before the shareholders’ meeting giving rise to the withdrawal right. If the CMF determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose is equal to the company’s equity attributable to the parent company, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statement of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporations Regulation establishes that in cases where the right to withdraw arises, the company shall be obliged to inform the shareholders of this situation, the value per share that will be paid to shareholders exercising their right to withdraw and the term for exercising it. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the right of withdrawal, prior to its voting. A special communication should be given to the shareholders with rights, within two days following the date on which the rights to withdraw arise. In the case of publicly held companies, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, plus a written communication addressed to the shareholders with rights at the address they have registered with the company. The notice of the shareholders’ meeting to vote on a matter that could give rise to withdrawal rights should mention this circumstance.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•the transformation of the company into an entity which is not a publicly held stock corporation governed by Chilean Corporations Law;

•the merger of the company with another company;

•disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

•issue of guarantees for third parties’ liabilities that exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is sufficient and will not give rise to the right to withdraw);

•the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•certain remedies for the nullification of the corporate bylaws; and

•such other causes as may be established by the law or by the company’s bylaws.

Registrations and Transfers

Shares issued by the Company are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for the Company’s shareholders’ registry. In case of jointly-owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with the Company.

II.Description of American Depositary Shares

Citibank, N.A. acts as depositary, hereinafter the “depositary”, for the American Depositary Shares of the Company. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities of the Company that are on deposit with the depositary. ADSs are represented by certificates that are known as “American Depositary Receipts” or “ADRs”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

Citibank, N.A. was appointed as depositary by the Company, pursuant to the Amended and Restated Deposit Agreement, dated as of September 30, 2010 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the Securities and Exchange Commission (the “SEC”), under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-170191 when retrieving such copy.

The following is a summary description of the material terms of the ADSs of Enel Generación and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the Deposit Agreement in its entirety, as well as the form of ADR attached to it.

Each ADS represents 30 shares of Enel Generación common stock on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

An owner of ADSs, becomes a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR will specify the Company’s rights and obligations, as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you will be appointing the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs will be governed by New York law. However, the Company’s obligations to the holders of shares of Enel Generación common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and the Depository Trust Company, or

DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, you will be referred to as the “holder.” References to “you,” assumes that the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions made by the Company on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations and, if in effect, the foreign exchange agreements among the Central Bank of Chile, the depositary and Enel Generación. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Generación common stock, the depositary may and will, at the Company’s request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of Enel Generación common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs upon a distribution of shares of Enel Generación common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Generación common stock so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of Enel Generación common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If the Company offers to holders of their shares rights to purchase additional shares or Enel Generación common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by the Company, the depositary will take the following actions:

•If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

If the distribution of rights requires the rights to be registered under the Securities Act of 1933, as amended (the “Securities Act”), the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•payment of the purchase price for the shares to be purchased upon the exercise of the right;

•a duly completed and signed exercise instruction; and

•payment of the applicable fee and charges.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to holders of ADSs. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to holders of ADSs only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs,  the holders will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever the Company distributes property other than cash, shares of Enel Generación common stock or rights to purchase additional shares of Enel Generación common stock, the depositary will consult with the Company to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with the Company’s consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADRs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with the Company’s approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Generación common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, the ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Generación common stock held on deposit. The depositary may, with the Company’s approval, or will, at the Company’s request, in such circumstances deliver new ADSs to holders or call for the exchange of existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever the Company decides to redeem any of the securities on deposit with the custodian, the Company will notify the depositary in advance. If it is practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of ADSs to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of ADSs Upon Deposit of Shares of Common Stock

The depositary may create ADSs on your behalf if you or your broker deposits shares of Enel Generación common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Generación common stock to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Generación common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of shares of Enel Generación common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•You are duly authorized to deposit the shares.

•The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, the Company and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•duly deliver the ADRs to the depositary at its principal office;

•ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of Enel Generación common stock at the custodian’s offices. In order to withdraw the shares of Enel Generación common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of Enel Generación common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of Enel Generación common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your ADSs at any time except for:

•Temporary delays that are caused by clearing of the transfer books for the shares of Enel Generación common stock or the ADSs or the payment of dividends.

•Obligations to pay fees, taxes and similar charges.

•Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs, you will generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Generación common stock represented by your ADSs. The voting rights of holders of shares of Enel Generación common stock are described in “Description of Share Capital – Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There will be no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to the Company’s Chairman of the Board or to a person designated by him to vote the shares represented by your ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•any matter where substantial opposition exists by holders of ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•matters that materially and adversely affect the rights of holders of ADSs;

•any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of ADSs are expected to be required to pay the following fees of the depositary:

	Service Fees	Fees

(1)

Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.

Up to US$5.00 per 100 ADSs (or fraction thereof) issued.

(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock.

•Expenses incurred for converting foreign currency into U.S. dollars.

•Expenses for cable, telex and fax transmissions and for delivery of securities.

•Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit.

•Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

The Company has agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by them and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

The Company may agree with the depositary to modify the Deposit Agreement at any time without your consent. The Company undertakes to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Generación common stock represented by your ADSs, except as permitted by law.

The Company has the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders of ADSs in the interest of matters relating to the ADSs, the Deposit Agreement or the Company’s business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement will limit the Company’s obligations and the depositary’s obligations to you. Please note the following:

•The Company and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•The Company and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or the Company’s by-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond their control.

•The Company and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•The Company and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•The Company and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of ADSs or authorized representative thereof, or any other person believed by either the depositary or the Company in good faith to be competent to give such advice or information.

•The Company and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to holders of ADSs.

•The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•The Company and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares of Enel Generación common stock before receiving ADSs. These transactions are commonly referred to as “pre-release transactions”. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. The Company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders of ADSs and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify the Company,  the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis, subject to the Foreign Investment Contract (as defined below), and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable.

•Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•Hold the foreign currency, without liability for interest, for the applicable holders.

Foreign Investment Contract

In connection with the Company’s initial public offering of ADSs in 1994, the Company entered into a foreign investment contract (the “Foreign Investment Contract”) with the Central Bank of Chile and the depositary, pursuant to Article 47 of the Central Bank Act and Chapter XXVI of the former Compendium of Foreign Exchange Regulations (the “Compendium”), which governed the issuance of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to ADSs could be purchased in either the Chilean Formal Exchange Market or the Informal Exchange Market, but such payments needed to be remitted through the Formal Exchange Market.

As of April 19, 2001, Chapter XXVI of the Compendium was eliminated and new investments in ADSs by non-residents of Chile are now governed instead by Chapter XIV of the Compendium. This change was made with the purpose of simplifying and facilitating the flow of capital to and from Chile. As a result of the elimination of Chapter XXVI of the Compendium, access to the Formal Exchange Market is no longer assured. However, because the Company’s Foreign Investment Contract was entered into pursuant to Chapter XXVI of the Compendium, the terms of Chapter XXVI still apply. Foreign investors who have purchased their shares under a Foreign Investment Contract pursuant to Chapter XXVI continue to have access to the Formal Exchange Market for the purpose of converting Chilean pesos to U.S. dollars and repatriating from Chile amounts received with respect to the deposited shares of Enel Generación common stock or shares of Enel Generación common stock withdrawn from deposit on surrender of ADRs (including amounts received as cash dividends and proceeds from the sale in Chile of the underlying shares of Enel Generación common stock and any rights with respect thereto). However, foreign investors who have not deposited the shares of Enel Generación common stock into the Company’s ADS facility will not have the benefits of the Company’s Foreign Investment Contract with the Central Bank of Chile but instead will be subject to the normal foreign investment rules.